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                                                                      EXHIBIT 23



                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
The Metzler Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 related to the Employee Stock Purchase Plan of The Metzler Group, Inc. of our report dated February 6, 1997, relating to the consolidated balance sheets of The Metzler Group, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of The Metzler Group, Inc.



                                 /s/ KPMG Peat Marwick LLP

Chicago, Illinois
June 27, 1997